Exhibit 10.2

July 27, 2022

Dear AJ:

It is my pleasure to extend the following offer of employment to you on behalf of Duluth Trading Company. This letter will highlight some of the details of your employment. If you are in agreement with the terms of this offer, please acknowledge your acceptance verbally by end of business on 8/1/2022 and subsequently by signing and returning a copy of this letter to me.

Position Title: Senior Vice President, Chief Technology Officer & Logistics

Start Date:  8/14/2022

Reporting Relationship: Sam Sato, President & CEO

Base Salary: Your annual base salary will be $370,000, which is paid bi-weekly and is subject to deductions for taxes and other withholdings that are required by law. Your salary will be reviewed annually starting April 2023.

Bonus Potential:  You will be eligible to participate in the Company's bonus plan for executive level employees as then in effect. For fiscal 2022, your bonus target is at 65% of your base salary and is contingent upon us meeting certain financial thresholds that are established annually. The maximum bonus award will be 130% of your base salary. Bonus payout is in March or April following year-end and your payout will be prorated for fiscal 2022 based on your start date.

Initial Stock Grant: You will receive an initial restricted stock grant with a grant date fair value of $370,000, with the number of Class B shares to be determined based on the closing market price on the date of the stock grant, which will be your first date of employment. The grant will vest 100% on the 3rd anniversary of the initial grant date, provided that you have been continuously employed through the vesting date.

LTI: In March or April of each year, you will be entitled to an annual grant of restricted stock, subject to Compensation Committee approval and Board ratification. Your target grant will have a grant date fair value equal to 50% of your base salary. The grant will vest 25% each year on a 4 year schedule, provided you are still employed on each vesting date.

Benefits: You will be eligible to participate in the Company’s health, dental, life, disability, 401(K), and flex spending plans. You are also eligible for the BeniComp Select Executive Medical Reimbursement Plan for you and your eligible dependents up to $15,000 per year. A summary of these plans is attached.

Severance Benefits: As a member of the Executive team you will be a participant in the Executive General Severance Plan and the Executive Change in Control Severance Plan. A summary of these plans is attached.

Time Off: Eligible employees are free to take leave when they require it, for vacation time, personal days, and sick leave, including, but not limited to, time off required under applicable local and state sick leave laws, subject to the limitations described in the Unlimited Time Off Policy for Exempt Employees.

Employee Purchase Program: The employee purchase program provides you with a 40% discount for personal use, including gift giving and can be redeemed online or at any one of our retail locations.

Relocation: Duluth Trading Company’s relocation policy is designed to assist you and your family by providing you with a comprehensive relocation package that facilitates your move while minimizing personal disruption and expense.

We have outsourced the day-to-day relocation administration to NEI Global Relocation Company (“NEI”). You will work with one point of coordination, your NEI Account Executive, throughout the relocation process. NEI is familiar with our policy, and the specific benefits provided to you.

NEI is able to answer any relocation-related questions you or your family may have along the way. Before listing your home for sale or purchasing a new home, you are asked to contact your NEI Account Executive to discuss the appropriate procedures to follow and the benefits for which you qualify. Using NEI selected vendors for the various aspects of your move will help make your relocation as smooth as possible and result in cost savings for Duluth Trading Company.

Background Check: This offer is contingent upon your passing a background check, reference check and signing a confidentiality and business ideas agreement. Your employment with Duluth Trading Company is at-will and either party can terminate the relationship at any time with or without cause and with or without notice.

Consistent with Duluth’s policy, we will commence a background check as a condition of employment. If our third-party vendor is unable to complete your background check due to office closures and/or the temporary inability to gather all relevant background information, we will wait an additional five (5) business days to see if we receive a complete background check. If we do not receive a complete report, we would like to move forward with your onboarding; however, we reserve the right to end your employment based on the result of the background check when it is completed.

I  trust this letter confirms your understanding of the major items related to our offer of employment. If not, please contact me to resolve any outstanding items.

We look forward to you being a part of our growing company and anticipate wonderful contributions from you in your new role.

Sincerely,

/s/ Sam Sato

Sam Sato

President & CEO

Duluth Holdings Inc.

/s/ AJ Sutera                                                                                                                                                   8/1/2022

AJ Sutera                                                                                                                                                                Date